EXHIBIT 4.1
AMENDMENT
TO
RIGHTS AGREEMENT
          AMENDMENT, dated as of December 14, 2010 (this “Amendment”), to the Rights Agreement, dated as of July 22, 2002, between Matrixx Initiatives, Inc., a Delaware corporation (the “Company”) and Corporate Stock Transfer, Inc., as Rights Agent (the “Rights Agent”), (the “Rights Agreement”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.
          WHEREAS, Wonder Holdings Acquisition Corp., a Delaware corporation (“Parent”), Wonder Holdings, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company (“Common Stock”) and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);
          WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement;
          WHEREAS, the Company deems this Amendment to be advisable and in the best interests of the holders of the Rights (including, prior to the Distribution Date, the holders of the Common Stock) and at a duly convened meeting the Company’s Board of Directors has duly approved this Amendment;
          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, for so long as the Rights (as defined therein) are redeemable, supplement or amend any provision of the Rights Agreement in any respects without the approval of any holders of Rights;
          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by Bill Hemelt of the Company certifying that Amendment No. 1 complies with Section 27; and
          WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement as set forth herein.
          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

          1. Amendment of the Rights Agreement
          (a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
     “Notwithstanding anything to the contrary set forth in this definition or in this Agreement, none of Parent, Merger Sub or their Affiliates or Associates (collectively, the “PARENT GROUP”) shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement by virtue of one or more of (A) the approval, execution or delivery of the Merger Agreement, (B) the public or other announcement of the Merger Agreement, or any transaction contemplated by or arising in connection with the Merger Agreement (including the Offer and the Merger), or (C) the consummation of the Offer, the Merger, or any transaction contemplated by or arising in connection with the Merger Agreement (including the Offer and the Merger) (each such event and any combination of such events, an “EXEMPT EVENT”)”
          (b) The definitions of “Beneficial Owner”, “Beneficial Ownership” or “Beneficially Own” contained in Section 1(c) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
     “Notwithstanding anything to the contrary set forth in this definition or in this Agreement, the Parent Group, either individually or collectively, shall not be deemed to be a ‘Beneficial Owner’ of, to have ‘Beneficial Ownership’ of, or to ‘Beneficially Own’, any securities solely by virtue of or as a result of any Exempt Event.”
          (c) The definition of “Stock Acquisition Date” in Section 1(z) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “has become an Acquiring Person”:
     “; provided, however, that notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date has not occurred and shall not be deemed to have occurred by virtue of or as the result of an Exempt Event or the public announcement thereof.”
          (d) Section 1 of the Rights Agreement is hereby further amended to add the following definitions in the appropriate alphabetical location:
     “Effective Time” shall mean the “Effective Time” as such term is defined in the Merger Agreement.
     “Parent” shall mean Wonder Holdings Acquisition Corp., a Delaware corporation.
     “Parent Group” shall have the meaning set forth in the definition of Acquiring Person, as amended herein.
     “Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.
     “Merger Sub” shall mean Wonder Holdings, Inc., a Delaware corporation.

     “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of December [•], 2010 among the Company, Parent, and Merger Sub.
          “Offer” shall mean the “Offer” as such term is defined in the Merger Agreement.
          (e) The definition of “Distribution Date” set forth in Section 3(a) of the Rights Agreement is hereby amended by adding the following proviso at the end of such definition immediately following the words “shall be the Record Date”:
“; provided further that notwithstanding anything to the contrary in this Section 3(a) or in this Agreement, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempt Event or the public announcement thereof.”
          (f) The definition of “Expiration Date” set forth in Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
“prior to the time (the “EXPIRATION DATE”) that is the earliest of (i) the Close of Business on July 22, 2012 (the “FINAL EXPIRATION Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “REDEMPTION DATE”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) the point in time immediately prior to the Effective Time, but only if such Effective Time shall occur.”
          (g) Section 29 of the Agreement is hereby amended and supplemented to add the following sentence at the end thereof:
“Nothing in this Agreement shall be construed to give any holder of the Rights (including, prior to the Distribution Date, the Common Stock) or any other Person any legal or equitable right, remedy or claim under this Agreement by virtue of or in connection with the occurrence of an Exempt Event.”
          2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
          3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.
          4. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MATRIXX INITIATIVES, INC.
By:
	Name:	William J. Hemelt
	Title:	President and Chief Executive Officer

CORPORATE STOCK TRANSFER, INC, as Rights Agent
By:
Name:
Title: